UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 SEC FILE NUMBER
                                     0-14100

                                   FORM 12b-25

                                  CUSIP NUMBER
                                    808766109

                           NOTIFICATION OF LATE FILING

(Check One): |X| Form 10-K   Form 20-F   Form 11-K   Form 10-Q   Form N-SAR
                       For Period Ended: December 31, 1999
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                       For the Transition Period Ended:


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

  Not applicable
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PART I - REGISTRANT INFORMATION

Alford Refrigerated Warehouses, Inc.
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Full Name of Registrant

Not applicable
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Former Name if Applicable

318 Cadiz Street
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Address of Principal Executive Office (Street and Number)

Dallas, Texas 75207
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City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

         PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within
the prescribed time period.                      (Attach Extra Sheets if Needed)
                                                                 SEC 1344 (6/94)

Due to unexpected events associated with the duties of the Company's Chief Financial Officer, the Company was unable to complete and forward its Form 10-KSB to Jenkens & Gilchrist, a Professional Corporation, the Company's representative, in time for a timely review and filing.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

   Albert E. Percival         (512)                          404-3512
------------------------  --------------        --------------------------------
        (Name)             (Area Code)                  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no,
     identify report(s).                                                 [X] Yes
                                                                         [ ]  No

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why
     a reasonable estimate of the results cannot be made.                [ ] Yes
                                                                         [X]  No

                      Alford Refrigerated Warehouses, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     March 29, 2000                       By  /s/ James C. Williams
         --------------                       ----------------------------------
                                              James C. Williams
                                              Vice President, Chief Financial
                                              Officer, Secretary and Treasurer